Exhibit 10.2
EXECUTION VERSION

EQUITY COMMITMENT AGREEMENT
dated as of August 15, 2008
between
ALLEGHENY ENERGY, INC.,
as Sponsor
and
UNION BANK OF CALIFORNIA, N.A.,
as Collateral Agent

i

ii

Page
Exhibits and Schedules

Exhibit A	Form of Commitment Increase Amendment
Exhibit B	Form of Commitment Decrease Amendment

Schedule 5.09	Disclosed Litigation
Schedule 5.13	Environmental Matters
Schedule 5.15	Liens

iii

EQUITY COMMITMENT AGREEMENT
     This EQUITY COMMITMENT AGREEMENT, dated as of August 15, 2008 (this “Agreement”), by and between ALLEGHENY ENERGY, INC., a corporation organized and existing under the laws of the State of Maryland (the “Sponsor”), and UNION BANK OF CALIFORNIA, N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for the Secured Parties under and as defined in the TrAILCo Credit Agreement, as defined below.
RECITALS
     WHEREAS, Trans-Allegheny Interstate Line Company, a corporation existing under the laws of the State of Maryland and the Commonwealth of Virginia (the “Borrower”), desires to (i) develop, construct, acquire, maintain, own and operate an approximately 185 mile 500-kV transmission line (excluding an approximately one-mile portion to be built and owned by Virginia Electric and Power Company (“Dominion”) on an existing right-of-way over the Appalachian National Scenic Trail) from a new substation in western Pennsylvania to a point of interconnection with Dominion in Virginia (including transformers, substations, radial lines, and other equipment and facilities), (ii) own a 50% interest in an approximately 30 mile 500-kV transmission line that runs from the southeastern boundary of the Appalachian National Scenic Trail to a point of interconnection with Dominion (collectively with the transmission line referred to in clause (i), the “TrAIL Transmission Line”), (iii) develop, construct, acquire, maintain, own and operate certain other electric transmission projects, as more fully defined in the TrAILCo Credit Agreement referred to below, and (iv) develop, construct, own and/or lease to other parties a facility in West Virginia where certain managerial, professional, technical and administrative services will be performed (the assets described in the foregoing clauses (i) through (iv), collectively, the “Project”);
     WHEREAS, in order to finance, in part, the development, construction, acquisition, maintenance, ownership and operation of its interests in the Project, the Borrower has entered into that certain Amended and Restated Credit Agreement, dated as of the date hereof (the “TrAILCo Credit Agreement”), among the Borrower, Citibank N.A., as administrative agent (in such capacity, the “Administrative Agent”), the Collateral Agent, The Bank of Nova Scotia, as issuing bank, the lenders party thereto from time to time (the “Lenders”), Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as joint lead arrangers and as joint book managers, and the other parties thereto from time to time;
     WHEREAS, as of the date hereof, the Sponsor is the direct owner of 100% of the outstanding economic and beneficial ownership interests in Allegheny Energy Transmission, LLC (“AET”), and AET is the direct owner of 100% of the outstanding economic and beneficial ownership interests in the Borrower;
     WHEREAS, the Sponsor has agreed to make Equity Contributions (as defined below) to the Borrower in accordance with this Agreement in order to finance a portion of the cost of developing, constructing, acquiring, maintaining, owning and operating the Project and to finance all of the cost of developing, constructing, acquiring, maintaining, owning and operating the Separately Financed Facilities (such costs, “SFF Costs”); and

     WHEREAS, the execution and delivery of this Agreement is a condition precedent to the Secured Parties’ obligation to make Loans, issue Letters of Credit, and otherwise extend credit to the Borrower under the TrAILCo Credit Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the promises contained herein, and in order to induce the Lenders to enter into the TrAILCo Credit Agreement and the other Financing Documents and to make the advances of credit contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.01 Defined Terms. Each capitalized term used and not otherwise defined herein (including the preamble and recitals) shall have the meaning assigned to such term, whether directly or by reference to another agreement or document, in (i) the Sponsor Credit Agreement, in the case of each capitalized term used in Article V (other than the introductory paragraph thereof and Sections 5.01 through 5.05), Article VI and Article VII, and (ii) the TrAILCo Credit Agreement, in the case of each capitalized term used herein other than in the Articles and Sections specified in the foregoing clause (i). In addition, the following terms shall have the following respective meanings:
     “Administrative Agent” has the meaning given in the recitals, except that any section or provision of the Sponsor Credit Agreement that is deemed incorporated herein by reference and that uses the capitalized term “Administrative Agent” shall be deemed to use that term as defined in the Sponsor Credit Agreement.
     “AET” has the meaning given in the recitals.
     “Agreement” has the meaning given in the preamble.
     “Borrower” has the meaning given in the recitals.
     “Collateral Agent” has the meaning given in the preamble.
     “Commitment Decrease Amendment” means an amendment to this Agreement, substantially in the form of Exhibit B or as otherwise reasonably acceptable to the Administrative Agent, pursuant to which the Project Equity Commitment or the SFF Equity Commitment is decreased.
     “Commitment Increase Amendment” means an amendment to this Agreement, substantially in the form of Exhibit A or as otherwise reasonably acceptable to the Administrative Agent, pursuant to which the Project Equity Commitment or the SFF Equity Commitment is increased.

     “Completion Date” means the date Completion is achieved under the TrAILCo Credit Agreement.
     “Completion Date Funding Contribution” has the meaning given in Section 2.01(a)(iii).
     “Default Funding Contribution” has the meaning given in Section 2.01(a)(iv).
     “Defaulted Payment” has the meaning given in Section 4.01.
     “Discharge Date” means the date on which the earlier of the following occurs: (a) the Sponsor has satisfied all of its payment obligations under Section 2.01 and Article IV in full in cash; or (b) (i) all of the Obligations (other than any indemnity and similar obligations which expressly survive termination of this Agreement, the TrAILCo Credit Agreement or any other Financing Document and that are not then due and payable) have been paid in full, (ii) all Commitments and other obligations of the Secured Parties under the Financing Documents have terminated and (iii) all Letters of Credit have been cancelled, terminated or cash collateralized in accordance with Section 2.04(j) of the TrAILCo Credit Agreement.
     “Disclosed Litigation” has the meaning given in Section 5.09.
     “Disclosed Matters” has the meaning given in the Sponsor Credit Agreement, except that the term “Administrative Agent” as used in the definition of such term in the Sponsor Credit Agreement shall be deemed to mean the Administrative Agent hereunder.
     “Equity Commitment” means, at any time, the sum of (a) the Project Equity Commitment at such time plus (b) the SFF Equity Commitment at such time. The initial Equity Commitment of the Sponsor, which may be increased or decreased pursuant to the terms hereof, as of the Closing Date is $670,000,000.
     “Equity Contribution” means (a) any cash capital contribution provided by the Sponsor to the Borrower either directly or indirectly through one or more subsidiaries of the Sponsor, in each case pursuant to the terms of this Agreement and (b) with respect to the Sponsor’s obligation to satisfy the Project Equity Commitment and the Remaining Equity Commitment, Project Receipt Payments retained by the Borrower and available to be applied or applied to the payment of Project Costs.
     “Event of Default” has the meaning given in Section 7.01.
     “Funding Contribution” means each Project Cost Funding Contribution, each SFF Funding Contribution, each Default Funding Contribution and the Completion Date Funding Contribution.
     “Governmental Approvals” means authorizations, approvals, actions, notices and filings with any Governmental Authority.
     “Interim Equity Contribution” has the meaning given in Section 2.01(d).

     “Lenders” has the meaning given in the recitals.
     “Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations or properties of (i) the Sponsor or (ii) the Sponsor and its Subsidiaries, taken as a whole, (b) the ability of the “Borrower” (as defined in the Sponsor Credit Agreement) to perform its “Obligations” (as defined in the Sponsor Credit Agreement) under any of the “Loan Documents” (as defined in the Sponsor Credit Agreement) to which it is a party, (c) the ability of the Sponsor to perform its obligations under this Agreement or (d) the material rights or remedies of any of the “Lender Parties” (as defined in the Sponsor Credit Agreement) under any of the “Loan Documents” (as defined in the Sponsor Credit Agreement). For the avoidance of doubt, any section or provision of the Sponsor Credit Agreement or any other Sponsor Financing Document that is deemed incorporated herein by reference and that uses the capitalized term “Material Adverse Effect” shall be deemed to use that term as defined herein.
     “MPC” means Monongahela Power Company, an Ohio corporation.
     “PEC” means The Potomac Edison Company, a Maryland and Virginia corporation.
     “Project” has the meaning given in the recitals.
     “Project Cost Funding Contribution” has the meaning given in Section 2.01(a)(i).
     “Project Equity Commitment” means $670,000,000 as such amount may be (i) increased from time to time by a Commitment Increase Amendment delivered by the Sponsor to the Collateral Agent and the Administrative Agent in accordance with Section 2.01(c)(ii) or (ii) decreased from time to time by a Commitment Decrease Amendment delivered by the Sponsor to the Collateral Agent and the Administrative Agent in accordance with Section 2.01(c)(iv) and reasonably acceptable to the Administrative Agent; provided that in no event shall the Project Equity Commitment at any time be less than (x) the Reserve Equity Amount (except after payment in full of the Remaining Equity Commitment in connection with a Default Funding Contribution) at such time less (y) the Project Receipt Payments held at such time by the Borrower in cash or cash equivalents net of all accounts payable in respect of Project Costs during the next 45-day period (for the avoidance of doubt, the amount calculated pursuant to this clause (y) shall not be less than zero); provided further that, to the extent applicable, at all times (i) after the Borrower incurs Project Costs in respect of the Additional Facilities in excess of $152,000,000 but equal to or less than $200,000,000, the Project Equity Commitment shall increase by an amount equal to 50% of the Project Costs incurred by the Borrower in respect of the Additional Facilities in the amount of such excess and (ii) prior to Completion, after the Borrower incurs Project Costs in respect of the Additional Facilities in excess of $200,000,000 up to $220,000,000, the Project Equity Commitment shall increase by an amount equal to 1/3 of the Project Costs incurred by the Borrower in respect of the Additional Facilities in the amount of such excess; provided further that equity contributed to the Borrower prior to the Closing Date in the amount of $129,940,628 shall count as Equity Contributions provided by the Sponsor and be credited against the Project Equity Commitment (provided that if any such contributed amounts are returned to the Sponsor or any Affiliate thereof at any time, such returned amounts shall be debited to the Project Equity Commitment).

     “Receipt Payment Refund” has the meaning given in Section 2.01(c)(iii).
     “Remaining Equity Commitment” means, at any time, the Equity Commitment minus the aggregate amount of Equity Contributions made on or prior to such time and applied or available to be applied to the payment of Project Costs or SFF Costs; provided that in no event shall the Remaining Equity Commitment be less than (i) the Reserve Equity Amount (except after payment in full of the Remaining Equity Commitment in connection with a Default Funding Contribution) less (ii) the Project Receipt Payments held at such time by the Borrower in cash or cash equivalents and available to be applied to the payment of Project Costs.
     “Reserve Equity Amount” means, at any time, an amount equal to (a) the aggregate amount of the Approved Limit for each Segment which has not, as of such time, obtained Siting Approval (other than any Segment which has been designated as an Excluded Portion) plus (b) the Excluded Portion Loan Amount for any Excluded Portion.
     “Retained Interest” has the meaning given in Section 4.03.
     “SEC” means the Securities and Exchange Commission.
     “SFF Costs” has the meaning given in the recitals.
     “SFF Equity Commitment” means $0, which amount shall automatically increase, each time TrAILCo commits to incur SFF Costs, by an amount equal to such SFF Costs, as such amount may be (i) increased from time to time by a Commitment Increase Amendment delivered by the Sponsor to the Collateral Agent and the Administrative Agent in accordance with Section 2.01(c)(ii) or (ii) decreased from time to time by a Commitment Decrease Amendment delivered by the Sponsor to the Collateral Agent and the Administrative Agent in accordance with Section 2.01(c)(v) and reasonably acceptable to the Administrative Agent.
     “SFF Funding Contribution” has the meaning given in Section 2.01(a)(ii).
     “Sponsor” has the meaning given in the preamble.
     “Sponsor Credit Agreement” means the Credit Agreement, dated as of May 22, 2006, among Sponsor and SupplyCo as borrowers; the lenders and issuing banks party thereto from time to time; Citicorp North America, Inc., as administrative agent; Citigroup Global Markets Inc., as a joint lead arranger and joint book runner; and Credit Suisse, Cayman Islands Branch as joint lead arranger, joint book runner and syndication agent, as amended on September 11, 2007 and as such agreement may be further amended, supplemented or otherwise modified from time to time.
     “Sponsor Financing Document” means the Sponsor Credit Agreement or any agreement, contract or other instrument pursuant to which (a) any debt for borrowed money of the Sponsor under the Sponsor Credit Agreement (or any other Sponsor Financing Document) has been extended, renewed, refinanced, refunded or repaid, or (b) any other debt for borrowed money of the Sponsor has been issued in exchange or replacement for, or to refinance the debt for borrowed money of the Sponsor under the Sponsor Credit Agreement (or any other Sponsor

Financing Document), in each case in whole or in part, whether with the same or different lenders, arrangers or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity; provided that if the Sponsor Credit Agreement (or any other Sponsor Financing Document) is terminated and not replaced by a new Sponsor Financing Document, then the term “Sponsor Financing Document” shall be deemed to refer to the Sponsor Credit Agreement (or such other Sponsor Financing Document) as in effect immediately prior to such termination and without giving effect to any amendment made thereto in connection with or in anticipation of such termination.
     “Subsidiary” means MPC, PEC, WPPC or SupplyCo. For the avoidance of doubt, any section or provision of the Sponsor Credit Agreement that is deemed incorporated herein by reference and that uses the capitalized term “Subsidiary” shall be deemed to use that term as defined herein.
     “SupplyCo” means Allegheny Energy Supply Company, LLC, a Delaware limited liability company.
     “TrAIL Transmission Line” has the meaning given in the recitals.
     “TrAILCo Credit Agreement” has the meaning given in the recitals.
     “WPPC” means West Penn Power Company, a Pennsylvania corporation.
          Section 1.02 Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in (a) Section 1.02(a) through (f) of the TrAILCo Credit Agreement and (b) Section 1.02(c) of the Sponsor Credit Agreement, as in effect as of the date hereof, are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.
ARTICLE II.
OBLIGATIONS OF SPONSOR
          Section 2.01 Equity Contributions.
          (a) Contributions by Sponsor . Notwithstanding any provision to the contrary contained herein, the Sponsor hereby agrees, for the benefit of the Collateral Agent on behalf of the Secured Parties, as follows:
          (i) The Sponsor shall make, or cause to be made through one or more of its direct or indirect subsidiaries, Equity Contributions to the Borrower (A) as necessary to maintain the Maximum Debt to Equity Ratio at all times and (B) from and after the date on which the proceeds of the Loans have been fully utilized, as necessary to pay all Project Costs as they are incurred (each such Equity Contribution, in the case of clause (A) or (B), a “Project Cost Funding Contribution”), until an amount equal to the Project Equity Commitment less the Reserve Equity Amount has been fully funded. Each such Project Cost Funding Contribution shall be made not fewer than two Business Days prior to the date on which such Project Costs are reasonably expected to become due and payable. As of the Closing Date, the Sponsor has made Equity Contributions equal to $129,940,628, which shall reduce the Project Equity Commitment and the Remaining Equity Commitment.
          (ii) The Sponsor shall make, or cause to be made through one or more of its direct or indirect subsidiaries, Equity Contributions to the Borrower in an amount equal to SFF Costs as they are incurred (each such Equity Contribution, an “SFF Funding Contribution”) until the SFF Equity Commitment is funded up to the maximum amount of $250,000,000. Each such SFF Funding Contribution shall be made not fewer than two Business Days prior to the date on which such SFF Costs are reasonably expected to become due and payable.
          (iii) The Sponsor shall make, or cause to be made through one or more of its direct or indirect subsidiaries, on or before the Completion Date, an Equity Contribution to the Borrower in an amount equal to the lesser of (A) an amount sufficient to cause the Debt to Equity Ratio to equal, as of the Completion Date, 1:1 and (B) the then-current unfunded Project Equity Commitment (such Equity Contribution, the “Completion Date Funding Contribution”).
          (iv) Upon the occurrence of an Event of Default, the Sponsor shall (subject to the following sentence) make, or cause to be made through one or more of its direct or indirect subsidiaries, an Equity Contribution to the Borrower in an amount equal to the Remaining Equity Commitment (such Equity Contribution, a “Default Funding Contribution”). Such Default Funding Contribution shall be made not more than two Business Days after receipt by the Sponsor of notice from the Administrative Agent that an Event of Default has occurred and is continuing and demanding that the Sponsor make, or cause to be made, the Default Funding Contribution; provided, however, that if an Event of Default under Section 7.01(h) of the TrAILCo Credit Agreement occurs, then such amount shall be due and payable immediately, without notice of any kind.
          (b) Treatment of Proceeds. Equity Contributions made pursuant to Section 2.01(a) shall be deposited or transferred by the Sponsor as follows:
          (i) The proceeds of each Project Cost Funding Contribution and each SFF Funding Contribution shall be transferred directly to the TrAILCo Operating Account.
          (ii) The proceeds of any Completion Date Funding Contribution and any Default Funding Contribution shall be transferred directly to the TrAILCo Operating Account, provided that, if for any reason (including due to any Legal Requirement), such amount cannot be transferred to such account, the Sponsor shall cause such amount to be transferred to the Administrative Agent to be applied in accordance with Section 2.09(b) of the TrAILCo Credit Agreement.
Notwithstanding that the Equity Contributions of the Sponsor may be transferred directly to the Administrative Agent, any and all Equity Contributions made by the Sponsor in accordance with the terms hereof shall be deemed to be Equity Contributions by the Sponsor (or its direct or indirect subsidiary) to the Borrower. Within 15 days following the end of each calendar month, the Sponsor shall provide the Administrative Agent written notice of any Equity Contributions made during such calendar month, including the amounts of such Equity Contributions. Except as provided herein, all Equity Contributions shall be made without set-off or counterclaim.
          (c) Maximum Contribution Amount; Increases and Decreases in Equity Commitment.
          (i) Subject to Section 3.01, in no event shall the Equity Contributions required to be made by the Sponsor pursuant to this Agreement, when taken together with all purchases of undivided participating interests under Section 4.01, exceed the then-current Remaining Equity Commitment.
          (ii) The Equity Commitment may be increased, at any time, by the Sponsor delivering to the Collateral Agent and the Administrative Agent a Commitment Increase Amendment.
          (iii) If, at any time, FERC or any other Governmental Authority requires the Borrower to refund all or any portion of any Project Receipt Payment (any such required refund a “Receipt Payment Refund”) previously applied to reduce the amount of the Project Equity Commitment and/or the Remaining Equity Commitment, then the Project Equity Commitment and/or the Remaining Equity Commitment shall automatically increase by the amount of such Receipt Payment Refund made by the Borrower (without duplication of Receipt Payment Refunds that limit the reduction of the Project Equity Commitment pursuant to Section 2.01(c)(iv)).
          (iv) If the Borrower (A) has designated all or any portion of the Prexy Segment, the Virginia Segment or the Jointly Owned Segment as an Excluded Portion (and such portion qualifies as an “Excluded Portion” pursuant to the terms of the TrAILCo Credit Agreement), (B) has reduced the Lenders’ Construction Loan commitments by an amount equal to (1) the Allocated Loan Amount for such Segment minus (2) the Excluded Portion Loan Amount for such Segment, provided that if less than all of such Segment is designated as an Excluded Portion, then such reduction shall be made in proportion to the amount budgeted for such Excluded Portion relative to the Allocated Loan Amount for such Segment (as certified by the Borrower and confirmed by the Independent Engineer), (C) has certified that it shall not spend any further funds on such Excluded Portion (provided that, the Borrower may, at a later date, determine to make additional expenditures in respect of such Excluded Portion with the proceeds of equity contributions if such Excluded Portion meets the criteria for a Separately Financed Facility) and (D) cannot reasonably be expected to be required by FERC or any other Governmental Authority to continue construction or to decommission (or otherwise perform any other remediation), in each case with respect to such Excluded Portion, then the Project Equity Commitment may be reduced by (X) the portion of the total Project Equity Commitment (including any contingency associated therewith) allocable to such Excluded Portion, such portion to be determined based on the amount budgeted for such Excluded Portion (including any contingency associated therewith) in the Project Budget relative to the total Project Budget less (Y) the sum of (1) the Excluded Portion Loan

Amount for such Excluded Portion plus (2) the amount of any Receipt Payment Refund made by the Borrower and not previously used in calculating an adjustment to the Project Equity Commitment with respect to another Excluded Portion pursuant to this Section 2.01(c)(iv) plus (3) the amount of Equity Contributions already contributed or deemed contributed in connection with such Excluded Portion. For the avoidance of doubt, if less than all of a Segment is designated as an Excluded Portion, then such reduction shall be made in proportion to the total Project Equity Commitment (including any contingency associated therewith) allocable to such portion of the Segment, such portion to be determined based on the amount budgeted for such portion of such Segment (including any contingency associated therewith) relative to the total Project Equity Commitment (including any contingency associated therewith) allocable to such Segment (as certified by the Borrower and confirmed by the Independent Engineer). Such reduction of the Project Equity Commitment shall be made by the Sponsor delivering to the Collateral Agent and the Administrative Agent a Commitment Decrease Amendment.
          (v) For any Separately Financed Facility for which the Sponsor is obligated to make equity contributions to the Borrower, if the Borrower has (A) certified that it shall not spend any further funds on such Separately Financed Facility and (B) cannot reasonably be expected to be required by FERC or any other Governmental Authority to continue construction or to decommission (or otherwise perform any other remediation), in each case with respect to such Separately Financed Facility, then the SFF Equity Commitment may be reduced by the equity amount allocated to such Separately Financed Facility, less the amount already spent on such Separately Financed Facility. Such reduction of the SFF Equity Commitment shall be made by the Sponsor delivering to the Collateral Agent and the Administrative Agent a Commitment Decrease Amendment.
          (d) Interim Equity Contributions. If the Sponsor makes Equity Contributions during any period when Loans are not available to the Borrower for use to pay Project Costs for any Segment because the Borrower has not obtained Siting Approval for such Segment and has drawn up to the Approved Limit for such Segment, and such Equity Contributions are applied to pay Project Costs for such Segment, then such Equity Contributions shall be deemed to be “Interim Equity Contributions” and shall not reduce the Remaining Equity Commitment (nor shall they be credited to reduce the Sponsor’s Project Equity Commitment or SFF Equity Commitment); provided, however, that if the Borrower subsequently obtains Siting Approval for such Segment, then the Sponsor shall be credited with having made Equity Contributions that reduce the Remaining Equity Commitment (and that shall be credited toward the Sponsor’s Project Equity Commitment) in an amount equal to such Interim Equity Contributions less any amounts distributed to the Sponsor or any of its Affiliates with the proceeds of Loans made to reimburse the Sponsor for a portion of such Interim Equity Contributions in accordance with the terms of the TrAILCo Credit Agreement (including the requirement that the Borrower maintain the Maximum Debt to Equity Ratio).
          Section 2.02 Late Payments. In the event that any Equity Contribution is not made on the date such Equity Contribution is required to be made hereunder, the amount of such delinquent Equity Contribution shall bear interest at a per annum rate equal to 2% plus the interest rate then applicable to Base Rate Loans as provided in Section 2.12(a) of the TrAILCo Credit Agreement until such time as such Equity Contribution is deposited in the TrAILCo Operating Account or transferred to the Administrative Agent in accordance with Section 2.01.
          Section 2.03 Waiver of Defenses; Obligations Unconditional.
          (a) Waiver of Defenses. To the extent permitted by applicable Legal Requirements, the Sponsor hereby unconditionally and irrevocably waives and relinquishes all rights and remedies accorded by applicable Legal Requirements to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including (i) any right to require the Collateral Agent or any Secured Party to proceed against the Borrower or any other person or to proceed against or exhaust any security held by the Collateral Agent or any other Secured Party at any time or to pursue any other remedy in the Collateral Agent’s or any Secured Party’s power before proceeding against the Sponsor, (ii) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Borrower or any other person or the failure of the Collateral Agent or any other Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Borrower or any other person, (iii) demand, presentment, protest and notice of any kind (other than any notice required pursuant to the express provisions of this Agreement), including notice of the existence, creation or incurring of any new or additional Indebtedness or obligation or of any action or non-action on the part of the Borrower, the Collateral Agent, the Secured Parties, any endorser or creditor of the foregoing or on the part of any other person under this or any other instrument in connection with any obligation or evidence of Indebtedness held by the Collateral Agent or any Secured Party as collateral or in connection with any of the Obligations, (iv) any defense based upon an election of remedies by the Collateral Agent or the Secured Parties, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Sponsor, the right of the Sponsor to proceed against the Borrower or another person for reimbursement, or both, (v) any defense based on any offset against any amounts which may be owed by any person to the Sponsor or the Borrower for any reason whatsoever, (vi) any defense based on any act, failure to act, delay or omission whatsoever on the part of the Borrower or the failure by the Borrower to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by the Borrower under the Construction Contract, the TrAILCo Credit Agreement or any other Transaction Document, (vii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (viii) any defense, setoff or counterclaim which may at any time be available to or asserted by the Borrower against the Collateral Agent, the Secured Parties or any other person under the Construction Contract, the TrAILCo Credit Agreement or the other Transaction Document, (ix) any duty on the part of the Collateral Agent or any Secured Party to disclose to the Sponsor any facts the Collateral Agent or any Secured Party may now or hereafter know about the Borrower, regardless of whether the Collateral Agent or any Secured Party has reason to believe that any such facts materially increase the risk beyond that which the Sponsor intends to assume, or have reason to believe that such facts are unknown to the Sponsor, or have a reasonable opportunity to communicate such facts to the Sponsor, since the Sponsor acknowledges that the Sponsor is fully responsible for being and keeping informed of the financial condition of the Borrower, (x) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Construction Contract, the TrAILCo Credit Agreement or any other Transaction Document or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Construction Contract, the TrAILCo Credit Agreement or any other Transaction Document, (xi) any defense arising because of the Collateral Agent’s or any Secured Party’s election, in any proceeding instituted under the U.S. Bankruptcy Code, of the application of Section 1111(b)(2) of the U.S. Bankruptcy Code, (xii) any defense based upon any borrowing or grant of a security interest under Section 364 of the U.S. Bankruptcy Code and (xiii) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent or any Secured Party that might otherwise constitute a defense available to, or discharge of, any guarantor or surety (in each of the foregoing cases other than, subject to Section 3.01, defense of payment of the applicable amounts).
          (b) Obligations Unconditional. All rights of the Collateral Agent and the Secured Parties and all obligations of the Sponsor hereunder shall be absolute and unconditional irrespective of:
          (i) any lack of validity, legality or enforceability of the TrAILCo Credit Agreement, this Agreement or any other Financing Document;
          (ii) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against the Borrower, the Sponsor or any other Person (including any guarantor) under the provisions of the Construction Contract, the TrAILCo Credit Agreement, any other Financing Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations;
          (iii) any change in the time, manner or place of payment of, or in any other term of, all of the Obligations, or any other extension or renewal of any Obligation of the Borrower, the Sponsor or otherwise;
          (iv) any reduction, limitation, impairment or termination of any of the Obligations for any reason other than the written agreement of the Secured Parties to terminate the Obligations in full, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to, and the Sponsor hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligation of the Borrower, the Sponsor or otherwise;
          (v) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Construction Contract, the TrAILCo Credit Agreement, this Agreement (other than to the extent such amendment, rescission, waiver, modification or consent to departure from the terms of this Agreement is made in accordance with the terms hereof and expressly modifies the rights of the Collateral Agent and the Secured Parties or the obligations of the Sponsor hereunder) or any other Transaction Document;

          (vi) any addition, exchange, release, surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other security interest held by the Collateral Agent or any Secured Party; or
          (vii) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of the Borrower, the Sponsor, any surety or any guarantor (in each of the foregoing cases other than the defense, subject to Section 3.01, of payment of the applicable amounts).
          Section 2.04 Incremental Facility. Each time any New Construction Commitment is established pursuant to Section 2.19 of the Credit Agreement, the Sponsor shall, concurrently therewith, make an Equity Contribution to the Borrower in an amount equal to (x) such New Construction Commitment minus (y) the amount of Project Receipt Payments not previously applied to reduce Equity Contributions hereunder net of all accounts payable in respect of Project Costs during the next 45-day period (for the avoidance of doubt, the amount calculated pursuant to this clause (y) shall not be less than zero).
          Section 2.05 Subrogation. So long as any of the Obligations remain outstanding (other than those contingent Obligations that are intended to survive the termination of, as applicable, the TrAILCo Credit Agreement, the other Financing Documents or any other applicable documents), (a) the Sponsor shall not have any right of subrogation and the Sponsor waives all rights to enforce any remedy which the Collateral Agent or the other Secured Parties now have or may hereafter have against the Borrower or AET that arises hereunder or from the performance by the Sponsor hereunder, and waives the benefit of, and all rights to participate in, any security now or hereafter held by the Collateral Agent (for the benefit of the Secured Parties) from the Borrower or AET, and (b) the Sponsor waives any claim, right or remedy which the Sponsor may now have or hereafter acquire against the Borrower or AET that arises hereunder or from the performance by the Sponsor hereunder, including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Collateral Agent or the other Secured Parties against Borrower or AET or any security or collateral which the Collateral Agent or the other Secured Parties now have or hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. Any amount paid to the Sponsor on account of any such subrogation rights prior to the payment in full in cash of the Obligations and the termination of all Commitments and other obligations of the Collateral Agent and the other Secured Parties (other than those contingent Obligations that are intended to survive the termination of, as applicable, the TrAILCo Credit Agreement, the other Financing Documents or any other applicable documents) shall be held in trust for the benefit of the Collateral Agent and shall immediately thereafter be paid to the Collateral Agent for application in accordance with this Agreement and the TrAILCo Credit Agreement.
ARTICLE III.
SPECIFIC PROVISIONS
          Section 3.01 Reinstatement. This Agreement and the Obligations of the Sponsor hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or otherwise restored to the Sponsor, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to Borrower or any other person or as a result of any settlement or compromise with any person (including the Sponsor) in respect of such payment, and the Sponsor shall pay the Collateral Agent on demand all of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of outside counsel) incurred by the Collateral Agent in connection with such rescission or restoration.
          Section 3.02 Specific Performance. The Sponsor hereby irrevocably waives, to the extent the Sponsor may do so under applicable Legal Requirements, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against the Sponsor for specific performance of this Agreement by the Collateral Agent or any successor or assign thereof or for its benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of its assets, under the bankruptcy or insolvency laws of any jurisdiction to which the Borrower or its assets are subject.
          Section 3.03 Commencement of Bankruptcy Proceedings. None of the obligations of the Sponsor under this Agreement shall be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Borrower or the Sponsor, or by any defense which the Borrower or the Sponsor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.
          Section 3.04 Set-Off. In addition to any rights now or hereafter granted under applicable Legal Requirements or otherwise, and not by way of limitation of any such rights, upon the failure of the Sponsor to make any Equity Contribution as and when required hereunder, the Collateral Agent is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Sponsor or to any other person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) at any time held by the Collateral Agent or any Secured Party (including by branches and agencies of the Collateral Agent and each Secured Party wherever located) to or for the credit or the account of the Sponsor, against and on account of the obligations of the Sponsor under this Agreement, irrespective of whether or not the Collateral Agent or any Secured Party shall have made any demand hereunder.
ARTICLE IV.
PURCHASE OF PARTICIPATING INTEREST
          Section 4.01 Required Purchase of Participating Interest. If by reason of any act of a Governmental Authority or as a result of the Borrower or any of its Affiliates being Insolvent, (a) any Equity Contribution due hereunder has not been deposited in the TrAILCo Operating Account or paid to the Administrative Agent, as applicable, within five Business Days after the date on which such amount is payable hereunder, or (b) any Equity Contribution theretofore deposited pursuant to Article II is rescinded or otherwise restored to the Sponsor or any of its Affiliates and five Business Days have elapsed after the date that such Equity Contribution was rescinded or otherwise restored (such Equity Contribution, whether required but not made as provided in clause (a) or made and returned as provided in clause (b), being herein called the “Defaulted Payment”), the Sponsor shall, upon notice or demand by the Collateral Agent or any Secured Party, purchase an undivided participating interest in each of the Loans which shall then be outstanding, as provided in the following sentence, in an aggregate principal amount equal to the amount of the Defaulted Payment. The Sponsor’s purchase of an undivided participating interest in such Loans shall be made pro rata among such Loans based on the respective outstanding amounts thereof. The Sponsor shall effect its purchase of undivided participating interests in such Loans pursuant to this Section 4.01 by paying to the Administrative Agent, for the account of the holders of such Loans, in immediately available funds in Dollars, the amount of the Defaulted Payment and by entering into the documentation required for participations in or assignments of the Loans, as set forth in the TrAILCo Credit Agreement.
          Section 4.02 Effect of Purchase of Participating Interest. The Sponsor’s purchase of an undivided participating interest in the Loans in the full amount (if any) required pursuant to Section 4.01 following a Defaulted Payment in respect of Equity Contributions, shall satisfy the Sponsor’s obligation pursuant to Section 2.01 to make Equity Contributions to the extent of the amount of such Loans so purchased by the Sponsor.
          Section 4.03 Subordinate Nature of Participating Interest. The Sponsor hereby agrees that its participating interest in the Loans purchased by the Sponsor pursuant to Section 4.01 shall be subordinate in all respects to the interest in such Loans retained by the holders (other than the Sponsor) thereof (the “Retained Interest”), so that all payments received or collected on account of such Loans and applied to the payment or termination thereof, whether received or collected through repayment of such Loans by the Borrower or through right of set-off with respect thereto or realization upon any collateral security therefor or otherwise, shall first be applied to the payment of the principal, interest, fees and other amounts then due (whether at its stated maturity, by acceleration or otherwise) on the Retained Interest until such principal, interest, fees and other amounts are paid in full, before any such payments are applied on account of the Sponsor’s participating interest (if any) in such Loans.
          Section 4.04 Rights of Agents and the Secured Parties. Notwithstanding the purchase and ownership by the Sponsor of participating interests in the Loans, and notwithstanding the rights of participants under the TrAILCo Credit Agreement, the Collateral Agent and, to the extent permitted, each Secured Party shall have the right, in their sole discretion in each instance and without any notice to the Sponsor, (a) to agree to the modification or waiver of any of the terms of any of the Financing Documents or any other agreement or instrument relating thereto (but not to reduce any amount payable in respect of the portion of the Loans subject to participations purchased pursuant to Section 4.01), (b) to consent to any action or failure to act by the Borrower, the Sponsor or any other person party to a Financing Document and (c) to exercise or refrain from exercising any rights or remedies which the Collateral Agent or any Secured Party may have under the Financing Documents or any other agreement or instrument relating thereto, including the right at any time to declare, or refrain from declaring, the Obligations due and payable upon the occurrence of any Event of Default thereunder, and to rescind and annul any such declaration, and to foreclose and sell or exercise any other remedy, or refrain from foreclosing and selling or exercising any other remedy, with respect to any Collateral securing the Obligations. Neither the Collateral Agent nor any Secured Party shall be liable to the Sponsor for any error in judgment or for any action taken or omitted to be taken by the Sponsor while the Sponsor holds a participating interest in the Loans, except to the extent found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such person. Neither the Collateral Agent nor any Secured Party shall have any duty or responsibility to provide the Sponsor with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other party to a Financing Document or which may come into their possession or the possession of any of their respective Affiliates, or to notify the Sponsor of any default by the Borrower or any other person under any of the Financing Documents.
          Section 4.05 No Voting Rights. Without limiting the generality of the provisions of Section 4.04, in determining whether the required consent of the Lenders (or any portion thereof) has been obtained for all purposes under the Financing Documents the participating interests in the Loans purchased by the Sponsor pursuant to Section 4.01 shall not be deemed to be outstanding.
          Section 4.06 Outright Purchase; Obligations Unconditional. The obligations of the Sponsor under this Article IV to purchase participating interests in the Loans is absolute and unconditional and shall not be affected by the occurrence of any Default or Event of Default or any other circumstance, including any circumstance of the nature described in Section 2.03.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Sponsor hereby represents and warrants as of the Closing Date and, for each of the representations and warranties set forth in Sections 5.03(b), 5.06, 5.08, 5.09 and 5.13 as of each Credit Event Date, to and in favor of the Collateral Agent and the Secured Parties that:
          Section 5.01 Corporate Existence and Business. The Sponsor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
          Section 5.02 Organization; Power and Authority. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Sponsor, and this Agreement constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          Section 5.03 Disclosures.
          (a) The Information Memorandum fairly describes, in all material respects, the general nature of the business of the Sponsor. The documents, certificates or other writings delivered to the Lenders by or on behalf of the Sponsor regarding the Sponsor, including information regarding the Sponsor set forth in the Information Memorandum, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein (taken as a whole) not materially misleading in light of the circumstances under which they were made. There is no fact known to the Sponsor that could reasonably be expected to have a “Material Adverse Effect” (as defined in the TrAILCo Credit Agreement) that has not been set forth in the Information Memorandum, the Financing Documents or in the other documents, certificates and other writings delivered by or on behalf of the Sponsor or the Borrower.
          (b) Since December 31, 2007, there has been no change in the financial condition, operations, business or properties of the Sponsor except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
          Section 5.04 Financial Statements. The financial statements of the Sponsor (including the related schedules and notes) delivered to the Lenders pursuant to Section 4.01(i) of the TrAILCo Credit Agreement fairly present in all material respects the financial position of the Sponsor, as of their respective dates and the results of its operations and cash flows for the respective periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes).
          Section 5.05 No Conflict. The execution, delivery and performance by the Sponsor of this Agreement will not (a) result in the creation of any Lien (other than any Permitted Lien) in respect of any property of the Sponsor or (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Sponsor.
          Section 5.06 Authorization; Enforceable Obligations. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required in connection with the due execution, delivery, recordation, filing or performance by the Sponsor, or the validity or enforceability as to the Sponsor, of this Agreement, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made, are in full force and effect, are held in its name, and are free from any conditions or requirements that have not been satisfied, and are required to be satisfied, on or prior to the dates as of which this representation and warranty is made or reaffirmed.
          Section 5.07 Execution and Delivery. This Agreement has been duly executed and delivered by the Sponsor.
          Section 5.08 Ownership Interests. The Sponsor indirectly owns 100% of the ownership interests in the Borrower.
          Section 5.09 No Litigation or Proceeding.
          (a) Subject to Section 5.09(b), there is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which has commenced against the Sponsor or any of its Subsidiaries or any of their respective properties to the knowledge of the Sponsor or to its knowledge, pending (but not yet commenced) against or threatened against, the Sponsor or any of its Subsidiaries or any of their respective properties before any Governmental Authority that (i) except for Disclosed Matters, if adversely determined, could reasonably be expected to have a Material Adverse Effect (other than matters described on Schedule 5.09 (the “Disclosed Litigation”)) or (ii) affects or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the performance by the Sponsor of its obligations hereunder.
          (b) To the extent that the representation and warranty in Section 5.09(a) conforms to the representation and warranty in Section 4.01(e) of the Sponsor Credit Agreement or any other provision of any Sponsor Financing Document, if such corresponding representation and warranty in such Sponsor Financing Document is amended, supplemented, restated, waived or otherwise modified (whether in connection with an amendment, supplement, restatement, waiver or other modification of, or a replacement of, such Sponsor Financing Document, including as a result of a refinancing transaction), then Section 5.09(a) shall be deemed to be amended, supplemented, restated, waived, modified or replaced such that it conforms to the corresponding representation and warranty in such Sponsor Financing Document (after giving effect to such amendment, supplement, restatement, waiver, modification or replacement). For the avoidance of doubt, if, as a result of this provision, the representation and warranty contained in Section 5.09(a) as of the date of this Agreement is deemed to have been deleted and a subsequent amendment of, supplement to, other modification of or replacement of any Sponsor Financing Document contains a representation and warranty that clearly corresponds to such deleted representation and warranty, then such deleted representation and warranty shall be deemed to be reinstated (such that it conforms to the corresponding representation and warranty as in effect in the then current Sponsor Financing Document).
          Section 5.10 Investment Company Act. Neither the Sponsor nor any of its Subsidiaries is an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
          Section 5.11 Use of Proceeds. The Sponsor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          Section 5.12 ERISA. No ERISA Event has occurred with respect to any Plan that has resulted in a material liability which could be reasonably likely to have a Material Adverse Effect. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, filed with the Internal Revenue Service is complete and accurate, and since the date of such Schedule B there has been no material adverse change which could reasonably be expected to have a Material Adverse Effect on such funding status. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Sponsor nor any ERISA Affiliate (i) has incurred any Withdrawal Liability to any Multiemployer Plan, or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.
          Section 5.13 Environmental Laws; Hazardous Materials.

          (a) Except as disclosed on Schedule 5.13 or in the Sponsor’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (i) the Sponsor’s operations and properties, and the operations and properties of each of its Subsidiaries, comply in all respects with all applicable Environmental Laws and Environmental Permits, and (ii) no circumstances exist that could reasonably be expected to (A) form the basis of an Environmental Action against the Sponsor or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
          (b) Except as disclosed on Schedule 5.13 or in the Sponsor’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by the Sponsor or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, and (ii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Sponsor or any of its Subsidiaries except in a manner not reasonably expected to result in material liability to the Sponsor or any of its Subsidiaries.
          (c) Except as disclosed on Schedule 5.13 or in the Sponsor’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, neither the Sponsor nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials.
          Section 5.14 Taxes.
          (a) Neither the Sponsor nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Allocation Agreement. Insofar as then required thereunder, all amounts due and payable by the Sponsor or any of its Subsidiaries under the Tax Allocation Agreement have been paid, and all amounts due and payable to the Sponsor or any of its Subsidiaries under any tax sharing agreement have been received (including amounts by way of compensation for the use of tax benefits), except as could not reasonably be expected to have a Material Adverse Effect.
          (b) The Sponsor has, and each of its Subsidiaries has, filed, has caused to be filed or been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all Taxes shown thereon to be due, together with applicable interest and penalties, except (A) to the extent that the aggregate amount of any unpaid taxes due, together with applicable interest and penalties, does not exceed $25,000,000 or (B) to the extent such unpaid Taxes are subject to Contest.
          Section 5.15 Existing Liens. The property of the Sponsor is subject to no Liens other than (a) Liens set forth on Schedule 5.15, (b) Permitted Liens and (c) Liens existing as of the Closing Date but not set forth on Schedule 5.15 which secure, individually, an amount of Obligations not to exceed $5,000,000 or which secure, in the aggregate, an amount of Obligations not to exceed $25,000,000.

          Section 5.16 Adequate Information. The Sponsor is fully informed of the financial condition and prospects of the Borrower. The Sponsor has access to information necessary to determine the date on which any Equity Contribution will be required under Section 2.01(a).
ARTICLE VI.
COVENANTS
     The Sponsor hereby covenants and agrees for the benefit of the Borrower, the Collateral Agent and the “Secured Parties” (as defined in the TrAILCo Credit Agreement) that from and after the date hereof until the Discharge Date:
          Section 6.01 Affirmative Covenants. Subject to Section 6.04, the Sponsor covenants and agrees that on and after the date hereof and until the Discharge Date, the Sponsor shall abide by the following affirmative covenants.
          (a) Compliance with Laws. The Sponsor shall comply, and cause each of its Subsidiaries to comply with all Applicable Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (b) Compliance with Environmental Laws. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Sponsor shall (i) comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties and (iii) conduct, and cause each of its Subsidiaries to conduct, any required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties required under any Environmental Law.
          (c) Governmental Approvals. The Sponsor shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, all Governmental Approvals that are required of the Sponsor for the validity or enforceability of this Agreement, the ongoing operations of the Sponsor’s and each of its Subsidiaries’ respective businesses and to issue, declare or pay dividends or distributions, except to the extent prohibited under the TrAILCo Credit Agreement and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (d) Payment of Taxes, Etc. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Sponsor shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon the Sponsor or upon its property and (ii) all lawful claims that, if unpaid, will by law become a Lien upon its property not permitted by the Sponsor Financing Documents; provided that neither the Sponsor nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is the subject of a Contest.

          (e) Insurance. The Sponsor shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Sponsor or such Subsidiary operates.
          (f) Preservation of Corporate Existence, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, the Sponsor shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, rights (charter or statutory), permits, licenses, approvals, franchises, and privileges in the jurisdiction of its formation and in each other jurisdiction in which the conduct of its business requires the Sponsor to so qualify; provided, however, that the Sponsor and its Subsidiaries may consummate any merger or consolidation not prohibited hereunder.
          (g) Keeping of Books. The Sponsor shall keep, and cause each of its Subsidiaries to keep, proper books of record and account in accordance with GAAP in effect from time to time.
          (h) Maintenance of Properties, Etc. Except as could not reasonably be expected to have a Material Adverse Effect and other than as mandatorily required by Applicable Law, the Sponsor shall operate, maintain and preserve, and cause each of its Subsidiaries to operate, maintain and preserve, all of its properties (other than any such properties as are immaterial or non-essential to the conduct of business by the Sponsor and its Subsidiaries, taken as a whole) that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted) in accordance with prudent practices then being utilized in the electric utility industry and in accordance with Applicable Law (including Environmental Laws).
          (i) Transactions with Affiliates. Other than as may be required by the Federal Power Act, as amended, or any rule or regulation issued by FERC, the Sponsor shall conduct, and cause each of its Subsidiaries to conduct, (i) all transactions with any of the Sponsor’s Affiliates on terms that are fair and reasonable and no less favorable to the Sponsor or such Affiliate than the Sponsor would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Sponsor and (ii) all transactions with a Person other than an Affiliate of the Sponsor on terms that are without regard to any benefit or detriment to any Affiliate of the Sponsor (other than any of the Sponsor’s Subsidiaries); provided that this Section 6.01(i) shall not be deemed to permit any transaction otherwise prohibited by the terms of the Sponsor Credit Agreement. Without prejudice to the foregoing, transactions deemed to be in compliance with the first sentence of this Section 6.01(i) pursuant to the Sponsor Credit Agreement as in effect as of the date hereof shall be deemed to be in compliance with this Section 6.01(i).
          (j) Maintenance of Ownership of Subsidiaries.
          (i) Except as not prohibited by or as permitted under Section 5.01(f), Section 5.02(d) or Section 5.02(e) of the Sponsor Credit Agreement, the Sponsor shall maintain ownership and control of all Equity Interests that the Sponsor holds in all of its

Subsidiaries, free and clear of all Liens except as not prohibited by or as permitted by the Sponsor Financing Documents.
          (ii) The Sponsor shall maintain 100% ownership (direct or indirect) and control of the Borrower.
          Section 6.02 Negative Covenants. Subject to Section 6.04, the Sponsor covenants and agrees that on and after the date hereof and until the Discharge Date the Sponsor shall not violate any of the following negative covenants.
          (a) Debt. Section 5.02(b) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (b) Change in Nature of Business. Section 5.02(c) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (c) Mergers, Etc. Section 5.02(d) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (d) Sales, Etc., of Assets. Section 5.02(e) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (e) Investments in Other Persons. Section 5.02(f) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (f) Restricted Payments. Section 5.02(g) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (g) Payment Restrictions Affecting the Sponsor and its Subsidiaries. Section 5.02(h) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (h) Prepayments, Etc., of Debt. Section 5.02(k) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (i) Speculative Transactions. Section 5.02(l) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.

          (j) Compliance with ERISA. Section 5.02(m) of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          (k) Financial Covenants. Section 5.04 of the Sponsor Credit Agreement, including all capitalized terms used therein and not otherwise defined herein, is deemed to be incorporated herein by reference as in effect on the date hereof.
          Section 6.03 Reporting Covenants . Subject to Section 6.04, the Sponsor shall, on and after the date hereof and until the Discharge Date, furnish the following reports and notices to the Administrative Agent:
          (a) Default Notices. As soon as possible and in any event within five Business Days after any Responsible Officer of the Sponsor becomes aware of the occurrence of (i) any Default or (ii) any event, development or occurrence reasonably likely to have a Material Adverse Effect, in the case of clause (i) or (ii), continuing on the date of such statement, the Sponsor shall furnish a statement of a Responsible Officer of the Sponsor setting forth the details of such Default or event, development or occurrence (as applicable) and, in each case, the actions, if any, which the Sponsor has taken and proposes to take with respect thereto.
          (b) Annual Financials. As soon as available and in any event within 15 days after they are required to be filed with the SEC, a copy of the annual audit report for such year for the Sponsor and its Subsidiaries (for purposes of this Section 6.03(b), as such term is defined in the Sponsor Credit Agreement) including therein a Consolidated balance sheet of the Sponsor and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Sponsor and its Subsidiaries for such Fiscal Year, in each case accompanied by a report that is unqualified or is otherwise reasonably acceptable to the auditors (such auditors to be independent public accountants of recognized standing), as filed with the SEC, together with, for each Fiscal Year, (i) a certificate of such accounting firm stating that in the course of the regular audit of the business of the Sponsor and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, nothing has come to such accounting firm’s attention that would cause the Sponsor to believe that the Sponsor has failed to comply with the covenants set forth in Section 6.02(k), (ii) a schedule in form satisfactory to the “Administrative Agent” (as defined in the Sponsor Credit Agreement) of the computations prepared by the Sponsor and used by such accounting firm in determining, as to the fourth quarter of such Fiscal Year, compliance with the covenants contained in Section 6.02(k), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Sponsor shall also provide, if necessary for the determination of compliance with Section 6.02(k), a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date and (iii) a certificate of a Responsible Officer of the Sponsor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Sponsor has taken and proposes to take with respect thereto.
          (c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Sponsor and its Subsidiaries (for purposes of this Section 6.03(c), as such term is defined in the Sponsor Credit Agreement) as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Sponsor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter, as filed with the SEC, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Sponsor as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Sponsor has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the “Administrative Agent” (as defined in the Sponsor Credit Agreement) of the computations used by the Sponsor in determining compliance with the covenants contained in Section 6.02(k), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Sponsor shall also provide, if necessary for the determination of compliance with Section 6.02(k), a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date.
          (d) Litigation. Promptly after the commencement thereof, the Sponsor shall furnish notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority, domestic or foreign, affecting the Sponsor or any of its Subsidiaries of the type described in Section 5.09, and promptly after the occurrence thereof, notice of any change in respect of the Disclosed Litigation described on Schedule 5.09 which could reasonably be expected to have a Material Adverse Effect.
          (e) Environmental Conditions. Promptly after the assertion or occurrence thereof, the Sponsor shall furnish notice of any Environmental Action against or of any noncompliance by the Sponsor or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (f) Sponsor Financing Documents. As soon as available and in any event within 5 Business Days after execution thereof, the Sponsor shall (i) furnish a true and correct copy of any new Sponsor Financing Document, or any amendment to, supplement to, restatement of, or other modification of any Sponsor Financing Document and (ii) provide notice of any cancelled or terminated Sponsor Financing Documents.
          (g) Other Information. The Sponsor shall furnish such other information respecting the business or properties, or the condition or operations, financial or otherwise, of the Sponsor or any of its Subsidiaries as the Administrative Agent or any “Lender” (as defined in the TrAILCo Credit Agreement) acting through the Administrative Agent may from time to time reasonably request, and shall furnish to the Administrative Agent copies of any such information and any notices or other documentation that the Sponsor furnishes to the “Administrative Agent” under and as defined in the Sponsor Credit Agreement.

          Section 6.04 Revisions to Sponsor Financing Documents.
          (a) Existing Covenants. To the extent that any covenant set forth in Section 6.01, 6.02 or 6.03 conforms to a corresponding covenant in the Sponsor Credit Agreement or any other Sponsor Financing Document, if such corresponding covenant in such Sponsor Financing Document is amended, supplemented, restated, waived or otherwise modified (whether in connection with an amendment, supplement, restatement, waiver or other modification of, or a replacement of, such Sponsor Financing Document, including as a result of a refinancing transaction), then the relevant covenant in this Agreement shall be deemed to be amended, supplemented, restated, waived, modified or replaced such that it conforms to the corresponding covenant in such Sponsor Financing Document (after giving effect to such amendment, supplement, restatement, waiver, modification or replacement); provided, however, that none of the covenants set forth in Sections 6.01(c), 6.01(j)(ii), 6.03(b), 6.03(c) or 6.03(f), shall be deemed amended, supplemented, restated, waived, modified or replaced at any time as a result of anything set forth in this Section 6.04; provided further that the covenants set forth in Sections 6.03(b) and 6.03(c) shall remain in effect notwithstanding any deletion or expiration of the corresponding covenants in the Sponsor Credit Agreement or the termination or expiration of the Sponsor Credit Agreement. For the avoidance of doubt, if, as a result of this provision, any covenant contained in this Agreement as of the date of this Agreement is deemed to have been deleted and a subsequent amendment of, supplement to, other modification of or replacement of any Sponsor Financing Document contains a covenant that clearly corresponds to such deleted covenant, then such deleted covenant shall be deemed to be reinstated (such that it conforms to the corresponding covenant as in effect in the then current Sponsor Financing Document).
          (b) For the avoidance of doubt, Sections 6.02(a), 6.02(b), 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(h), 6.02(i), 6.02(j) and 6.02(k), respectively, shall be interpreted and construed to be amended, supplemented, restated, waived or otherwise modified in connection with any amendment, supplement, restatement, waiver or other modification of Sections 5.02(b), 5.02(c), 5.02(d), 5.02(e), 5.02(f), 5.02(g), 5.02(h), 5.02(k), 5.02(l), 5.02(m) and 5.04 of the Sponsor Credit Agreement, respectively, as applicable, or any other applicable covenant that corresponds to such covenant in any successor Sponsor Financing Document.
          (c) New Covenants. To the extent that any covenant is added as a covenant in the Sponsor Credit Agreement or any other Sponsor Financing Document after the date hereof, then this Agreement shall be deemed amended and such covenant shall be deemed to be incorporated as a new covenant hereunder. Any Event of Default resulting from the breach of any such new covenant by the Sponsor shall be subject to the same cure period as would be applicable under the relevant provision in the applicable Sponsor Financing Document.

ARTICLE VII.
EVENTS OF DEFAULT
          Section 7.01 Events of Default. Subject to Section 7.02, the existence of any of the following events, conditions or occurrences shall constitute an event of default hereunder (each, an “Event of Default”):
          (a) an “Event of Default” under and as defined in the TrAILCo Credit Agreement has occurred and is continuing; or
          (b) the Sponsor shall fail to make any Equity Contribution when the same shall become due and payable; or
          (c) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Sponsor herein shall be incorrect or misleading in any material respect when made or deemed made; or
          (d) the Sponsor or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(f) (Preservation of Corporate Existence, Etc.), Section 6.02 (Negative Covenants) (excluding Section 6.02(i) (Speculative Transactions)) or Section 6.03(a) (Default Notices); or
          (e) the Sponsor or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(i) (Transactions with Affiliates), Section 6.02(i) (Speculative Transactions) or Section 6.03 (Reporting Covenants) (excluding Section 6.03(a) (Default Notices) and Section 6.03(d) (Litigation)) and such failure shall remain unremedied for 30 days after the date on which a Responsible Officer of the Sponsor becomes aware of such failure; or
          (f) the Sponsor or any of its Subsidiaries shall fail to perform or observe any other covenant or agreement (not specified in Sections 7.01(a), 7.01(b), 7.01(d) or 7.01(e) above) contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for 60 days after the date on which a Responsible Officer of the Sponsor becomes aware of such failure; or
          (g) (i) the Sponsor or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Financing Documents or Indebtedness which is subject to Contest) having (1) an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 or (2) with respect to any Hedge Agreement, an Agreement Value of more than $25,000,000 either individually or in the aggregate or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which Default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (1) such Indebtedness to be demanded, become due, repurchased, prepaid, defeased or redeemed (automatically or otherwise), (2) an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or (3) cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any Event of Default under such Hedge Agreement as to which the Sponsor or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Sponsor or any Subsidiary is an Affected Party (as defined in such Hedge Agreement) and, in either event, the termination value owed by the Sponsor or such Subsidiary as a result thereof is greater than the $40,000,000 either individually or in the aggregate; or
          (h) Any Insolvency Proceeding shall occur with respect to the Sponsor or any Subsidiary; or
          (i) there is entered against the Sponsor or any of its Subsidiaries (i) any final judgment or order for the payment of money in an amount exceeding $40,000,000 either individually or in the aggregate (to the extent not covered by independent third-party insurance by an insurer that is rated at least “A” by A.M. Best Company and such coverage is not the subject of a bona fide dispute), or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of (i) or (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order and such proceedings are not stayed within 10 Business Days, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
          (j) any material provision of this Agreement shall be canceled, terminated, declared to be null and void or shall otherwise cease to be valid and binding on the Sponsor, in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or the Sponsor shall deny in writing any further liability or obligation under any provision of this Agreement; provided, however, that the foregoing provisions of this clause (j) shall not apply to this Agreement to the extent that it is canceled, terminated, declared to be null and void or ceases to be valid or binding on the Sponsor in accordance with its terms or by agreement of the parties hereto; or
          (k) a Change of Control shall occur; or
          (l) as a result of, or in connection with, an ERISA Event that shall have occurred with respect to a Plan, the Sponsor or any Subsidiary (as defined in the Sponsor Credit Agreement) or any ERISA Affiliate has incurred or is reasonably expected to incur liability in an amount exceeding, in the aggregate with any amounts applicable under clauses (m) and (n) of this Section 7.01, $25,000,000; or
          (m) the Sponsor, any of its Subsidiaries (as defined in the Sponsor Credit Agreement) or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that the Sponsor has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Sponsor, any such Subsidiaries and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds, in the aggregate with any amounts applicable under clauses (l) and (n) of this Section 7.01, $25,000,000 or requires payments exceeding $25,000,000 per annum; or
          (n) the Sponsor or any of its Subsidiaries (as defined in the Sponsor Credit Agreement) or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Sponsor, such Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding, in the aggregate with any amounts applicable under clauses (l) and (m) of this Section 7.01, $25,000,000.
     Notwithstanding anything to the contrary set forth in this Agreement, in the case of an Event of Default resulting from the corresponding default or event of default (if applicable) under the Sponsor Financing Documents, no such Event of Default shall be deemed to exist if such corresponding default or event of default has been waived by the “Required Lenders” or “Lenders” (each as defined in the Sponsor Financing Documents) pursuant to the Sponsor Financing Documents.
     The Collateral Agent shall have no duty or obligation to ascertain or inquire into the existence or non-existence of any default or event of default under the Sponsor Credit Agreement. The Collateral Agent shall be entitled to rely exclusively on any written notice delivered by the Administrative Agent stating that any default or event of default under the Sponsor Credit Agreement exists or does not exist.
          Section 7.02 Revisions to Sponsor Financing Documents. In the case of the Events of Default set forth in Sections 7.01(g), 7.01(h), 7.01(i), 7.01(k), 7.01(l), 7.01(m) and 7.01(n), respectively, if the corresponding event of default provision in the Sponsor Credit Agreement (Sections 6.01(f), 6.01(g), 6.01(h), 6.01(j), 6.01(k), 6.01(l) and 6.01(m), respectively, of the Sponsor Credit Agreement), or any other applicable event of default provision in any successor Sponsor Financing Document that corresponds to such Event of Default, is amended, supplemented, restated, waived or otherwise modified (whether in connection with an amendment, supplement, restatement, waiver or other modification of, or a replacement of, such Sponsor Financing Document, including as a result of a refinancing transaction), then the relevant Event of Default in Section 7.01 of this Agreement shall be deemed to be amended, supplemented, restated, waived, modified or replaced such that it conforms to the corresponding event of default provision in such Sponsor Financing Document (after giving effect to such amendment, supplement, restatement, waiver, modification or replacement). For the avoidance of doubt, if, as a result of this provision, any Event of Default in Section 7.01 of this Agreement as of the date of this Agreement is deemed to have been deleted and a subsequent amendment of, supplement to, other modification of or replacement of any Sponsor Financing Document contains an event of default provision that clearly corresponds to such deleted Event of Default, then such deleted Event of Default shall be deemed to be reinstated (such that it conforms to the corresponding event of default provision as in effect in the then current Sponsor Financing Document).
ARTICLE VIII.
MISCELLANEOUS
          Section 8.01 Successions or Assignments.
          (a) This Agreement shall inure to the benefit of the Collateral Agent, the Secured Parties and their respective successors and permitted assigns.
          (b) This Agreement is binding upon the Sponsor and its successors and permitted assigns. The Sponsor may not assign any of its respective rights and obligations hereunder without the prior written consent of the Required Lenders (and any purported assignment in violation of this Section shall be void).
          Section 8.02 Collateral Agent Indemnification.
          (a) Without limiting the foregoing, the Sponsor agrees to pay, and to save the Collateral Agent and its directors, trustees, officers, employees, investment advisors and agents (collectively the “Collateral Agent Indemnitees”) harmless from, and to indemnify them against, (i) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable with any of the transactions contemplated by this Agreement and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, or arising out of or relating to any Collateral Agent Indemnitees’ relationship with the Sponsor hereunder or under any other Financing Document; provided that such indemnity shall not, as to any Collateral Agent Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable and documented out-of-pocket costs, expenses or disbursements result primarily from the gross negligence or willful misconduct of such Collateral Agent Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. Any such amounts payable as provided hereunder shall be Obligations.
          (b) The agreements in this Section 8.02 shall survive repayment of the Obligations.
          Section 8.03 Waivers.
          (a) No delay or omission on the part of the Collateral Agent or any Secured Party in exercising any of their rights (including those hereunder) and no partial or single exercise thereof and no action or non-action by the Collateral Agent or any Secured Party, with or without notice to the Sponsor or anyone else, shall constitute a waiver of any rights or shall affect or impair this Agreement.

          (b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COLLATERAL AGENT AND THE SPONSOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE COLLATERAL AGENT, THE OTHER SECURED PARTIES, OR THE SPONSOR. EACH PARTY HERETO ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO AND THE SECURED PARTIES TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE.
          Section 8.04 Interpretation. The section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.
          Section 8.05 Remedies Cumulative. Each and every right and remedy of the Collateral Agent and the Secured Parties hereunder shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the TrAILCo Credit Agreement or any other Financing Document, or now or hereafter existing at law or in equity.
          Section 8.06 Severability. Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 8.07 Amendments. This Agreement may be amended, waived or otherwise modified only with the written consent of the parties hereto and otherwise in accordance with the TrAILCo Credit Agreement.
          Section 8.08 Jurisdiction. The Collateral Agent and the Sponsor agree that any legal action or proceeding by or against the Sponsor or with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, the Collateral Agent and the Sponsor accept, for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Collateral Agent and the Sponsor irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by Legal Requirements. Any such process or summons in connection with any such action or proceeding may also be served by mailing a copy thereof by certified or registered mail, or any substantially similar form of mail, addressed to the Sponsor or the Collateral Agent as provided for notices hereunder. Nothing herein shall affect the right of the Collateral Agent or the Sponsor to bring legal action or proceedings in any other competent jurisdiction. To the fullest extent permitted by applicable law, the Collateral Agent and the Sponsor hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of improper venue or forum non-conveniens. The Sponsor hereby irrevocably appoints CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement.
          Section 8.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.
          Section 8.10 Integration of Terms. This Agreement, together with other agreements attached hereto or referred to herein, contains the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all oral statements and prior writings with respect hereto.
          Section 8.11 Notices. All notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall be effective if given or made in accordance with the provisions of Section 9.01 of the TrAILCo Credit Agreement. Notices to the Sponsor shall be sent to the following addresses:
Allegheny Energy, Inc.
800 Cabin Hill Drive
Greensburg, PA 15601-1689
Attn: Barry E. Pakenham, Vice President and Treasurer
Tel: 724-838-6366
Fax: 724-830-5080
with copies to:
Amanda J. Skov, Assistant General Counsel
Tel: 724-838-6166
Fax: 724-838-6177
and
Vinson & Elkins LLP
1455 Pennsylvania Avenue, NW
Suite 600
Washington, DC 20004
Attn: Mark Spivak
Tel: 202-639-6664
Fax: 202-879-8864
          Section 8.12 Counterparts. This Agreement may be executed in counterparts, and when executed and delivered by all of the parties listed below shall constitute a single binding agreement. Delivery of a facsimile counterpart signature shall be effective as delivery of a manually executed counterpart signature.

          Section 8.13 Further Assurances. The parties hereto hereby agree to execute and deliver all such instruments and take all such action as may be necessary to effectuate fully the purposes of this Agreement.
          Section 8.14 Termination of Agreement. Notwithstanding anything contained herein to the contrary (but subject to Section 3.01), this Agreement and the obligations of the Sponsor hereunder shall terminate on the Discharge Date.
          Section 8.15 No Third Party Beneficiaries. Subject to Section 8.01, there shall be no third party beneficiaries to this Agreement or any provision hereof.
          Section 8.16 Consequential Damages. Anything in this Agreement to the contrary notwithstanding, in no event shall any party be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such party has been advised of the possibility thereof and regardless of the form and action in which such damages are sought.
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Equity Commitment Agreement to be duly executed as of the date first above written.

ALLEGHENY ENERGY, INC., as Sponsor
By:	/s/ Barry E. Pakenham
	Name:	Barry E. Pakenham
	Title:	Treasurer

UNION BANK OF CALIFORNIA, N.A., as Collateral Agent
By:	/s/ Luis Perez
	Name:	Luis Perez
	Title:	Vice President

Equity Commitment Agreement